Exhibit 8.1

April 7, 2006	File No: 27381-036

Board of Directors

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Re:	Certain Federal Income Tax Consequences of the Merger of
Southwest Community Bancorp with and into Placer Sierra Bancshares

Ladies and Gentlemen:

In accordance with the request of Placer Sierra Bancshares, a California corporation (“Parent”), we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the “Merger”) whereby Southwest Community Bancorp, a California corporation (“Company”), will merge with and into Parent, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of February 15, 2006, including exhibits thereto (the “Agreement”). According to the Agreement, Parent and Company anticipate that, after the Effective Time of the Merger, Company’s wholly-owned subsidiary Southwest Community Bank, a California state-chartered bank (the “Company Bank”) will merge (the “Bank Merger”) with and into Placer Sierra Bank, a California state-chartered bank and a wholly-owned subsidiary of Parent (the “Parent Bank”). This opinion is being delivered to you in fulfillment of Section 10.1(f) of the Agreement. Terms used herein have the same meaning as in the Agreement.

1.	Facts.

In rendering our opinion, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. The following description of the Merger is set forth in the Agreement.

Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Agreement, and in accordance with the California General Corporation Law, at the Effective Time the Company shall be merged with and into the Parent. As a result, the separate corporate existence of the Company shall cease and the Parent shall continue as the Surviving Corporation pursuant to the laws of the State of California. At the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Parent shall become the debts, liabilities and duties of the Surviving Corporation. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Parent as they exist immediately before the Effective Time, and in each case until thereafter changed or amended as provided therein or pursuant to applicable law. The initial directors of the Surviving Corporation shall be the directors of the Parent, plus certain persons named in the Agreement, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation. The initial officers of the Surviving Corporation shall be the officers of the Parent, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

At the Effective Time, by virtue of the Merger, and without any action on the part of the Parent, the Company, or the holders of the securities discussed below, each Company Share issued and outstanding immediately prior to the Effective Time (other than certain shares to be cancelled or Company Dissenting

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Board of Directors

April 7, 2006

Shares) shall be converted into and shall become exchangeable for the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio specified in the Agreement (“Parent Shares”). At the Effective Time, all of the Company Shares that were outstanding immediately prior to the Effective Time shall no longer be outstanding and shall cease to exist. Each Company Share that is owned directly or indirectly by the Parent or any Subsidiary of the Company or the Parent (other than Company Shares held in trust or otherwise for the benefit of a third party or as a pledgee) shall be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor.

Any holder of Company Shares who shall be entitled to be paid the “fair market value” of such holder’s Company Perfected Dissenting Shares, as provided in Section 1300 of the California General Corporation Law, shall only be entitled to receive such payment provided for in such section unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under such section. No fractional shares of Parent Common Stock shall be issued to holders of Company Shares in the Merger. In lieu thereof, each such holder entitled to a fraction of a share of Parent Common Stock shall receive an amount of cash determined by a formula specified in the Agreement. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each Company shareholder and not on a per share or per certificate basis.

Upon consummation of the Merger, each outstanding share of Parent capital stock shall remain an outstanding share of Parent capital stock, and shall not be converted or otherwise affected by the Merger (except for any Parent Dissenting Shares), and shall be deemed to represent one outstanding share of the Surviving Corporation. Any holder of Parent Perfected Dissenting Shares shall have rights under Section 1300 of the California General Corporation Law similar to those described above in the case of Company Perfected Dissenting Shares.

In the event the value of Parent’s Common Stock falls below a level specified in the Agreement, the Parent may elect to prevent the Company from terminating the Agreement by increasing the Merger Consideration with cash.

Our analysis and the opinions set forth below are based upon the existence of the facts above and the facts set forth in that certain Agreement referred to above. Our analysis and opinions are also based on certain representations in the Agreement and certain written representations to us from the Parent, the Parent Bank, the Company and the Company Bank in letters of even date herewith (each a “Representations Letter”). Our analysis and opinions are also based on the facts and information set forth in the Registration Statement on Form S-4 that is being filed with the Securities and Exchange Commission in connection with the Merger (the “Form S-4”). The facts and representations contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. We have assumed, with your consent, that the statements and representations contained in the Agreement, the Representations Letters, and the Form S-4 are true, correct and complete on the date hereof and will continue to be true, correct and complete. Any change or inaccuracy in such facts or representations may adversely affect our opinions.

2.	Assumptions.

As stated above, we have assumed that the statements and representations contained in the Agreement, the Representations Letters, and the Form S-4 are true, correct and complete on the date hereof and will continue to be true, correct and complete.

Board of Directors

April 7, 2006

In our examination of documents, we have assumed, with your consent, the genuineness of all signatures on documents, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as an original, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement and that all covenants contained in the Agreement and the Representations Letters will be performed without waiver or breach of any material provision thereof. Moreover, we have assumed that any representation or statement made “to the best knowledge” or similarly qualified is correct without such qualification. We have not made any independent investigation in rendering our opinions other than as described herein.

As mentioned in the recitation of facts above, the Parent may elect to add cash to the Merger Consideration in the event that the value of the Parent’s Common Stock falls below a certain level. For purposes of this opinion, we have assumed that no such event shall occur with respect to the value of the Parent’s Common Stock so that such election will not be made. Whether or not the value of the Parent’s Common Stock will decline and whether or not the Parent will make the cash election in such event are wholly speculative. If the Parent added cash to the Merger Consideration pursuant to such election, there could be an effect on the ability of the Merger to satisfy one of the conditions to qualification of certain reorganizations under Section 368(a) of the Code, namely, the continuity of shareholder interest requirement discussed below.

3.	Relation of Law to Facts and Evaluation of Applicable Federal Tax Issues.

Section 368(a) of the Code describes several forms of transactions that may qualify as a “reorganization.” The applicable law in the case of the Merger is Section 368(a)(1)(A) that includes as a reorganization a statutory merger or consolidation.

The first issue to address is whether the Merger is a state statutory merger. See generally Treasury Regulations Section 1.368-2(b)(1)(ii). As stated in Article I of the Agreement and reflected in the statement of facts above, the Merger will be effected pursuant to the merger provisions of the California General Corporation Law. The effects of the application of those provisions are described under “Facts” above and they satisfy the requirements of the Treasury Regulations cited above. Therefore, we conclude that the Merger will be a state statutory merger because it is effected under state statutes governing mergers and has the legal effects of such a statutory merger as required in the Treasury Regulations.

The second issue to address is whether two or more parties to the Merger are “investment companies” for purposes of Section 368(a)(2)(F) of the Code. Participation by such “investment companies” could disqualify the Merger under Section 368(a) of the Code. The “parties” to the Merger are defined in Section 368(b) of the Code and Section 1.368-2(f) of the Treasury Regulations, and include Parent and Company. Section 368(a)(2)(F) of the Code defines an “investment company” for these purposes. Representation 10 in the Parent and Parent Bank Representations Letter and representation 11 in the Company and Company Bank Representations Letter provide statements that negate their potential status as investment companies, as defined in Section 368(a)(2)(F) of the Code. Based on the foregoing, we conclude that none of the parties to the Merger (as defined in Section 368(b) of the Code) are investment companies within the meaning of Section 368(a)(2)(F) of the Code.

The third issue to address is whether the Merger satisfies the continuity of business enterprise requirement in Section 1.368-1(d) of the Treasury Regulations. The requirement of continuity of business enterprise is a judicial doctrine that is now addressed in the regulations. The policy underlying the rule is to ensure that reorganizations are limited to readjustments of continuing interests in property under modified corporate form.

Board of Directors

April 7, 2006

Continuity of business enterprise requires that the corporation issuing its stock in the merger (Parent) either continue the target’s (Company) historic business or use a significant portion of the target’s historic business assets in a business. This can be accomplished by the issuing corporation through a subsidiary (Parent Bank) and other members of a qualified group. See Section 1.368-1(d)(4) of the Treasury Regulations. In the Merger, the Parent will succeed to all the assets and the business of the Company and in the Bank Merger the Parent Bank will succeed to all the assets and business of the Company Bank. Representation 7 of the Parent Representations Letter states that Parent will satisfy business continuity directly or through the Parent Bank. Representation 6 of the Company and Company Bank Representations Letter states that neither the Company nor the Company Bank has sold, transferred or otherwise disposed of assets that would prevent the Parent from satisfying the business continuity requirement (and will not do so). Based on the foregoing, we conclude that the Parent will satisfy the continuity of business enterprise requirement of Section 1.368-1(d) of the Treasury Regulations.

The fourth issue to address is whether the Merger will satisfy the continuity of shareholder interest requirement in Section 1.368-1(e) of the Treasury Regulations. The purpose of the continuity of shareholder interest requirement is to prevent transactions that resemble sales from qualifying for the nonrecognition of gain or loss available to corporate reorganizations. The published IRS advance ruling standard for continuity of shareholder interest in a Section 368(a)(1)(A) statutory merger has been that at least fifty percent (50%) of the aggregate merger consideration by value consist of stock of the acquiring corporation or its parent. Case law applies a lower stock requirement. Recent final Treasury Regulations indicate that the IRS may accept as low as forty percent (40%) shareholder continuity in place of its earlier published advance ruling standard. There are also complex rules in the Treasury Regulations dealing with pre-reorganization and post-reorganization stock transfers. Both Representations Letters contain representations that the Merger will satisfy the requirements the IRS advance ruling standards and the standards in the current Treasury Regulations concerning continuity of shareholder interest. Based on the foregoing, we conclude that the Merger will satisfy the continuity of shareholder interest requirement in Section 1.368-1(e) of the Treasury Regulations.

The fifth issue to address is whether the Merger will satisfy the non-tax business purpose requirement. This is a judicial doctrine that requires that the parties to the reorganization have a legitimate business purpose for engaging in the transaction other than to save taxes. The doctrine has also been incorporated into the Treasury Regulations. See generally Treasury Regulations Section 1.368-1(b). Examination of the Form S-4 indicates that the parties have legitimate non-tax business purposes for the Merger. In addition, both Representations Letters state that the parties have non-tax business purposes for engaging in the Merger. Based on the foregoing, we conclude that the Merger will satisfy the non-tax business purpose requirement.

The sixth issue to address is whether the Merger will occur pursuant to a plan of reorganization. See generally Treasury Regulations Section 1.368-1(c). According to Section 1.368-2(g) of the Treasury Regulations, this requirement is for the purpose of limiting the nonrecognition of gain or loss to such exchanges or distributions as are directly part of the transaction described in Section 368(a) of the Code. The Merger will occur pursuant to the Agreement, which specifies all parts of the Merger transaction, and which has been approved by the boards of directors of the parties to the reorganization. Section 5.6 of the Agreement states that the parties to the Agreement adopt the Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Therefore, we conclude that the Agreement is a plan of reorganization and that the Merger will occur pursuant to a plan of reorganization.

The seventh issue to address is whether the Parent or the Company is a party in a case under title 11 of the United States Code, or a receivership foreclosure or similar proceeding in a federal or state court. If this were the

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April 7, 2006

case, the rules of Section 368(a)(1)(G) of the Code would apply. However, in the Representations Letters the Parent, the Parent Bank, the Company and the Company Bank, respectively, state that they are not involved in such a case. Based on the foregoing, we conclude that neither the Parent nor the Company is a party involved in a title 11 or similar case.

The eighth issue to address is whether the parties will comply with the recordkeeping and reporting requirements of Section 1.368-3 of the Treasury Regulations. All parties have represented that they will comply with these requirements in their respective Representations Letters. Therefore, we conclude that this requirement will be satisfied.

Finally, Revenue Procedure 77-37, as amplified by Revenue Procedure 86-42 and other revenue procedures, provides a series of required representations in order for the IRS to issue a favorable advance ruling that a transaction qualifies as a reorganization under Section 368(a) of the Code. We have compared the representations in the Representations Letters with the required representations in the revenue procedures for a transaction to qualify as a reorganization under Section 368(a)(1)(A) of the Code. We conclude that each required representation in the revenue procedures is being made in the Representations Letters, subject to certain refinements in the Treasury Regulations that have been promulgated subsequent to publication of those revenue procedures.

4.	Overall Conclusion.

Subject to the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. In addition, it is our opinion that the section entitled “Material Federal Income Tax Considerations” set forth in the Form S-4 accurately describes the material federal income tax considerations applicable as a result of the Merger.

5.	Limitations.

Our opinions are based upon the Internal Revenue Code as of the date hereof and currently applicable regulations promulgated thereunder (including final, temporary and proposed regulations), published administrative positions of the IRS in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions. We have undertaken no obligation to update this letter for events occurring or coming to our attention after the date hereof.

The opinions set forth herein have no binding effect on the IRS or the courts. No ruling from the IRS has been or will be sought on any issues related to the Merger, and there can be no assurance that the IRS will not take a view contrary to this letter. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated on the merits and all appeals exhausted.

In the case of transactions as complex as the Merger and the transactions related to the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth in Section 10.1(f) of the Agreement. No opinion is expressed regarding any other issues.

This letter is being issued solely for the benefit of the Parent and for the benefit of the Parent shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.

Board of Directors

April 7, 2006

Notwithstanding the foregoing, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Agreement and this opinion letter, and all materials of any kind (including this letter or other tax analyses) prepared by us relating to such tax treatment and structure.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-4 and the reference to the name of our firm therein. In giving our consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP